SunOpta Inc. Announces David J. Colo as President and Chief Executive Officer

Katrina Houde, Current Interim CEO, Continues Position on SunOpta’s Board of Directors

TORONTO—February 6, 2017—SunOpta Inc. ("SunOpta") (Nasdaq:STKL) (TSX:SOY), a leading global company focused on organic, non-genetically modified and specialty foods, today announced the appointment of David J. Colo as President and Chief Executive Officer, effective February 6, 2017. Interim CEO Katrina L. Houde will continue her position on SunOpta’s Board of Directors, a position she has held since 2000. In conjunction with this appointment, Mr. Colo will also become a member of the SunOpta Board of Directors.

Mr. Colo joins SunOpta from Diamond Foods, Inc. where he served as Executive Vice-President, Chief Operating Officer. Mr. Colo has 30 years of leadership experience in general management, operations and supply chain management. As Executive Vice-President and Chief Operating Officer for Diamond Foods, Inc., a role he began in June 2013, Mr. Colo had direct responsibility for marketing, innovation, R&D, operations, supply chain, procurement, quality, food safety, grower services and contract manufacturing. Together with the Diamond Foods executive team, he was responsible for leading the turnaround of the highly distressed company and its successful sale for approximately $1.9 billion to Snyder’s-Lance in March 2016.

Dean Hollis, Chairman of SunOpta, said, “After a thorough search, we are pleased to announce the hiring of an exceptional leader and operator, with a proven track record in the food industry. David is a very talented executive and I have seen first hand, on several occasions, his leadership, business intensity and operational skills. During his time at Diamond Foods, David was also intimately involved with our partner, Oaktree Capital Management, so we expect an extremely efficient integration into his role of leading the company and its value creation plan.”

Mr. Hollis continued, “On behalf of the Board, I would also like to thank Kathy Houde for her role as interim CEO. Under Kathy’s leadership, SunOpta has made significant progress and we look forward to continuing to benefit from Kathy’s experience as an ongoing member of the Board of Directors.”

“I'm honored and grateful to the Board for the opportunity to lead SunOpta,” said David Colo. “Having worked in the industry for many years, I have long respected SunOpta’s business and talented employees. The Company has tremendous potential and I look forward to continuing the value creation plan set forth by the Board.”

David J. Colo Biography

David J. Colo served as Executive Vice President, Chief Operating Officer of Diamond Foods, Inc. from June 2013 until March 2016. Prior to that, Mr. Colo held the position of Executive Vice President of Global Operations and Supply Chain. Before joining Diamond Foods, Mr. Colo spent approximately three years as an independent industry consultant, focusing on organizational optimization and planning. From 2005 to 2009, he held leadership positions in the consumer products division of ConAgra Foods, Inc., including roles as Senior Vice President of Sales and Operations Planning, Senior Vice President of Enterprise Manufacturing and Senior Vice President of Operations. From 2003 to 2005, he served as President of ConAgra Food Ingredients.

Mr. Colo previously served with Nestle-Purina Pet Care Company in roles of increasing responsibility, including Vice President of Supply for the company’s Golden Products Division, and Vice President of Store Brands and Venture Development. He also served for two years as President of the American Dehydrated Onion and Garlic Association. Mr. Colo is a member of the Board of Directors of MGP Ingredients, Inc. Mr. Colo holds a Bachelor of Science, Agribusiness Economics, from Southern Illinois University.

About SunOpta Inc.

SunOpta Inc. is a leading global company focused on organic, non-genetically modified ("non-GMO") and specialty foods. The Company specializes in the sourcing, processing and packaging of organic and non-GMO food products, integrated from seed through packaged products, with a focus on strategic vertically integrated business models. The Company's organic and non-GMO food operations revolve around value-added grain, seed, fruit and vegetable-based product offerings, supported by a global sourcing and supply infrastructure.

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Dan Gagnier
Gagnier Communications
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Scott Van Winkle
ICR
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